Exhibit 10.5

Exhibit A

NONDISCLOSURE AND NONCOMPETE AGREEMENT

Nondisclosure and Noncompetition.

(a) At all times while this agreement is in force and after its expiration or termination, Lawrence W. Gadbaw (“Employee”) agrees to refrain from disclosing BioDrain Medical, Inc.’s (“Company”) customer lists, trade secrets, or other confidential material. Employee agrees to take reasonable security measures to prevent accidental disclosure and industrial espionage.

(b) While this agreement is in force, Employee agrees to use his best efforts to carry out the position of Executive Vice President of Corporate Development and to abide by the nondisclosure and noncompetition terms of this agreement. After expiration or termination of this agreement, Mr. Gadbaw agrees not to compete with Company for a period of two (2) years. This prohibition will not apply if this agreement is terminated because Company violated the term of this agreement.

Competition means owning or working for a business of the following type: medical device dedicated to fluid management in medical environments to include, but not be limited to, operating rooms, emergency rooms, day surgery center, patient rooms, ambulances.

IN WITNESS WHEREOF, BioDrain Medical, Inc. and Lawrence W. Gadbaw have signed this agreement.

BIODRAIN MEDICAL, INC.

By
Its	CFO

Lawrence W. Gadbaw

Date:	10-18-06